UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 14, 2012

Bio-Reference Laboratories, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-15266	22-2405059
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

481 Edward H. Ross Drive, Elmwood Park, NJ	07407
(Address of principal executive offices)	(Zip Code)

(201) 791-2600

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 14, 2012, Bio-Reference Laboratories, Inc. (the “Company”) entered into new employment agreements, effective as of February 1, 2012, with Howard Dubinett, the Company’s Executive Vice President and Chief Operating Officer, and Sam Singer, the Company’s Senior Vice President, Chief Financial Officer and Chief Accounting Officer (the “Executives”).  Except as follows, the employment agreements are substantially similar to the prior employment agreements between the Company and the Executives which expired on October 31, 2011 for Mr. Dubinett and January 31, 2012 for Mr. Singer:

•                  The term of the new employment agreements will expire on January 15, 2015;

•                  The base salary for the Executives was increased to $432,000 per year, subject to increases based on increases in the Consumer Price Index as well as to increases at the discretion of the Compensation Committee of the Company’s Board of Directors;

•                  In consideration for entering into the new employment agreements, Mr. Dubinett will receive a one time lump sum cash bonus in the amount of $100,000 and Mr. Singer will receive a one time lump sum cash bonus in the amount of $300,000;

•                  In the event of the death of an Executive, his beneficiary will be entitled to receive continued payment of the Executive’s base salary for a period of 12 months following the date of the Executive’s death; and

•                  The Executives will be required to execute and not revoke a release of claims to be eligible to receive severance benefits if they resign for good reason or are terminated by the Company following a change in control of the Company.

The foregoing description of the new employment agreements with Messrs. Dubinett and Singer is only a summary and is qualified in its entirety by reference to the employment agreements, copies of which are attached hereto as Exhibits 99.1 and 99.2, respectively, and which are incorporated by reference into this Item 5.02.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description
99.1	Employment Agreement with Howard Dubinett, effective as of February 1, 2012
99.2	Employment Agreement with Sam Singer, effective as of February 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOREFERENCE LABORATORIES, INC.

Dated:	June 14, 2012	By	/S/ Sam Singer
Sam Singer, CFO